 As filed with the Securities and Exchange Commission on December 3, 2007
Registration No. 333-_______________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMTA HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	41-2145716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7430 E. Butherus, Suite C
Scottsdale, Arizona 85260
 (Address of principal executive offices) (Zip Code)

EMTA HOLDINGS, INC.
2007 STOCK INCENTIVE PLAN
EMPLOYEE STOCK PURCHASE PLAN
 (Full title of the Plan(s))

EDMOND L. LONERGAN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
EMTA HOLDINGS, INC.
7430 E. Butherus, Suite C
Scottsdale, Arizona 85260
 (Name and address of agent for service)

(480) 222-6222
 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2007 Stock Incentive Plan Common Stock, $0.001 par value	20,000,000	$0.15	$3,000,000	$ 92.10
Employee Stock Purchase Plan Common Stock, $0.001 par value	2,000,000	$0.15	$300,000	$ 9.21
		Aggregate Registration Fee:		$101.31

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the EMTA Holdings, Inc. 2007 Stock Incentive Plan, and Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. As to shares under the 2007 Stock Incentive Plan and the Employee Stock Purchase Plan, the price is based on the average of the high and low selling price per share of Registrant’s Common Stock on November 28, 2007 as reported by the NASD Over the Counter – Other Bulletin Board Market.

PART I

Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

Item 2.	Registrant Information and Employee Plan Annual Information

The employees participating in the 2007 Stock Incentive Plan and the Employee Stock Purchase Plan and recipients of the option grants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant's CEO at 7430 E. Butherus, Suite 3, Scottsdale, AZ 85260, telephone number (480) 222-6222.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

EMTA Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s Registration Statement No. 333-136583 on Form S-1/A filed with the Commission on November 1, 2006, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

(b)
The annual report on Form 10-KSB for the year ended March 31, 2007 and the Form 10-QSB for the quarter ended September 30, 2007 pursuant to the Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

(c)	All reports filed pursuant to Section 12 of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (b) above; and

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part. Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock. As of November 22, 2007, there were 42,042,770 shares of common stock issued and outstanding. No shares of preferred stock were outstanding at that date.

Common Stock

We are authorized to issue 250,000,000 shares of common stock of which as of November 22, 2007, 42,042,770 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer (a division of Island Capital Management, L.L.C.), 100 Second Avenue South 300N, St. Petersburg, FL 33701, Phone: 727-289-0010.

Item 5.	Interests of Named Experts and Counsel

Legal Opinion.   The validity of the shares of Common Stock to be offered hereunder has been passed upon for the Registrant by Michael K. Hair, P.C.  As of November 28, 2007, no attorneys of Michael Hair, P.C. (directly and indirectly) owned any shares of the Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons' conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article 18 of the Articles of Incorporation of the Registrant provides that the corporation shall indemnify its directors, officers, and agents to the full extent permitted by the laws of the State of Nevada.

Pursuant to the terms of the Registrant's employment agreements with Messrs Lonergan and Marshall, its President and CFO, respectively, the Registrant has agreed to indemnify each party if he is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer or employee of the Registrant, or is, or was, serving at the Registrant's request as a director, officer, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The Registrant has also agreed to advance all reasonable costs and expenses incurred by either party in connection with any such proceeding, provided that the party undertakes to repay the amount of such advance if it is ultimately determined that he was not entitled to be indemnified against the costs and expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Number	Exhibit

4.1	EMTA Holdings, Inc. 2007 Stock Incentive Plan
4.2	EMTA Holdings, Inc. Employee Stock Purchase Plan
5	Opinion and consent of Michael K. Hair, P.C.
23.1	Consent of Semple, Marchal & Cooper, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Michael K. Hair, P.C. is contained in Exhibit 5

Item 9.	Undertakings

A.     The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 Act, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2007 Stock Incentive Plan, and Employee Stock Purchase Plan.

B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on this 30th day of November, 2007.

EMTA HOLDINGS, INC.

By:	/s/ Edmond L. Lonergan
Edmond L. Lonergan
Chief Executive Officer and President

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edmond L. Lonergan	Chief Executive Officer, President and Director (Principal Executive Officer)	November 30, 2007
Edmond, L. Lonergan

/s/ James C. Marshall	Chief Financial Officer and Director (Principal Accounting Officer)	November 30, 2007
James C. Marshall

/s/ Kenneth L. Bennett	VP Distribution Operations and Director	November 30, 2007
Kenneth L. Bennett

/s/ Ed Miller	Director	November 30, 2007
Ed Miller

/s/ Pat Choate	Director	November 30, 2007
Pat Choate

EXHIBIT INDEX

Number	Exhibit

4.1	EMTA Holdings, Inc. 2007 Stock Incentive Plan
4.2	EMTA Holdings, Inc. Employee Stock Purchase Plan
5	Opinion and consent of Michael K. Hair, P.C.
23.1	Consent of Semple, Marchal & Cooper, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Michael K. Hair, P.C. is contained in Exhibit 5